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                                                                     EXHIBIT 5.1

                    [Long Aldridge & Norman LLP Letterhead]

                                 August 2, 2000

World Access, Inc.
945 E. Paces Ferry Road, Suite 2200
Atlanta, Georgia  30326

         RE:      REGISTRATION STATEMENT ON FORM S-4 OF WORLD  ACCESS, INC.

Ladies and Gentlemen:

         We have acted as counsel to World Access, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-4 (SEC Registration No. 333-37750) (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended, an aggregate of 52,743,849 shares (the "Shares") of the Company's common stock, $.01 par value per share. The Company proposes to issue the Shares in connection with two business combinations. The first proposed business combination consists of a transaction in which STAR Telecommunications, Inc., a Delaware corporation ("STAR"), will become a wholly-owned subsidiary of the Company pursuant to the terms of an Agreement and Plan of Merger dated as of February 11, 2000, as amended June 7, 2000 (the "STAR Merger Agreement"), among the Company, STAR and STI Merger Co., a Delaware corporation and wholly-owned subsidiary of the Company (the "STAR Merger"). The second proposed business combination consists of a transaction in which Communication TeleSystems International d/b/a WORLDxCHANGE Communications, a California corporation ("WORLDxCHANGE"), will become a wholly-owned subsidiary of the Company pursuant to the terms of an Agreement and Plan of Merger dated as of February 11, 2000, as amended May 23, 2000 (the "WORLDxCHANGE Merger Agreement"), among the Company, WORLDxCHANGE and WORLDxCHANGE Communications, Inc. (f/k/a CTI Merger Co.), a Delaware corporation and wholly-owned subsidiary of the Company (the "WORLDxCHANGE Merger").

         Our Opinions (as defined below) are furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

         In rendering our Opinions, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances, including: (i) the Certificate of Incorporation and Bylaws of the Company, in each case as amended through the date hereof; (ii) the Registration Statement; (iii) the minutes of the proceedings of the Board of Directors of the Company; (iv) the STAR Merger Agreement; and (v) the WORLDxCHANGE Merger Agreement. In making all of our examinations, we assumed (x) the legal capacity of all natural persons, (y) the approval by the shareholders of the Company of the STAR Merger Agreement and the WORLDxCHANGE Merger Agreement and the transactions

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World Access, Inc.
August 2, 2000
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contemplated thereby, and an amendment to Article IV of the Amended Certificate of Incorporation increasing the number of authorized shares of common stock from 150,000,000 shares to 290,000,000 shares, and (z) the due filing of a certificate of amendment reflecting the increase to 290,000,000 shares of authorized common stock with the office of the Delaware Secretary of State. We have also assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents. We further have assumed the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

         As to all questions of fact that are material to our Opinions, we have relied upon the factual statements set forth in a certificate of an officer of the Company and certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

         Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. Because the Company is organized under, and the subject of each of our Opinions therefore is governed by, the General Corporation Law of the State of Delaware (the "Delaware Code"), we do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws set forth in the Delaware Code that are on the date hereof in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the Shares. The Opinions hereinafter set forth are based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

         The only opinions rendered by this firm are in numbered paragraphs (1) and (2) below (our "Opinions"), and no other opinion is implied or to be inferred. Additionally, our Opinions are based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

         Based on and subject to the foregoing, we are of the opinion that:

         (1) The Shares to be issued in the STAR Merger upon conversion of and in exchange for the shares of STAR capital stock issued and outstanding immediately prior to the effective time of the STAR Merger, when issued in accordance with the terms of the STAR Merger Agreement, will be validly issued, fully paid and nonassessable.

         (2) The Shares to be issued in the WORLDxCHANGE Merger upon conversion of and in exchange for the shares of WORLDxCHANGE capital stock issued and outstanding immediately prior to the effective time of the WORLDxCHANGE Merger, when issued in accordance with the terms of the WORLDxCHANGE Merger Agreement, will be validly issued, fully paid and nonassessable.

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World Access, Inc.
August 2, 2000
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         We hereby consent to the filing of this letter as an exhibit to the
Registration Statement and to the reference to our firm under the heading "Legal Matters" set forth in the Prospectus forming a part of the Registration Statement.

                                             Very truly yours,

                                             LONG ALDRIDGE & NORMAN LLP


                                             By: /s/ Leonard A. Silverstein
                                                --------------------------------
                                                 Leonard A. Silverstein